EXHIBIT 99.1

The condensed consolidated balance sheets of Critical Path, Inc. reflect the actual audited condensed consolidated balance sheet as of December 31, 2000, the actual unaudited condensed consolidated balance sheet as of June 30, 2001 and the unaudited condensed consolidated pro forma balance sheet as of June 30, 2001. The pro forma balance sheet reflects certain adjustments related to the repurchase of $192 million of face value of its outstanding convertible subordinated notes, which occurred during the third quarter of 2001, as if the purchases had occurred on June 30, 2001.

In aggregate the pro forma balance sheet reflects cash paid of $50.7 million in principle and accrued interest and includes the affects of the reduction in cash related to the payment of principal of approximately $47.9 million and accrued interest of approximately $2.8 million and the elimination of the related outstanding principle of approximately $192.0 million and accrued interest of approximately $2.8 million. At June 30, 2001 unamortized debt issuance costs for Critical Path were approximately $8.2 million, and accordingly the pro forma balance sheet reflects a $5.4  million adjustment to write down the debt issuance costs related to the portion of the notes, which were repurchased. The repurchase of $192 million of face value of its outstanding convertible subordinated notes resulted in a significant net gain, and accordingly the pro forma balance sheet reflects an adjustment to shareholders' equity of approximately $138.7 million in extraordinary gain.

CRITICAL PATH, INC.
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

	Actual	Actual	Pro Forma
	December 31,	June 30,	June 30,
	2000	2001	2001

	(Unaudited)
ASSETS
Current assets
Cash, cash equivalents and short-term investments	$216,542	$132,586	$81,890
Restricted cash	215	1,032	1,032
Accounts receivable, net	38,938	29,437	29,437
Other current assets	10,252	6,997	6,997

Total current assets	265,947	170,052	119,356
Long-term investments	10,610	8,349	8,349
Notes receivable from officers	2,702	2,370	2,370
Property and equipment, net	85,304	73,000	73,000
Intangible assets, net	77,339	44,298	44,298
Other assets	8,953	9,298	3,886

Total assets	$450,855	$307,367	$251,259

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current liabilities
Accounts payable	$43,710	$34,059	$31,296
Accrued expenses	10,377	7,645	7,645
Deferred revenue	15,720	15,593	15,593
Capital lease and other obligations, current	9,363	6,899	6,899

Total current liabilities	79,170	64,196	61,433
Convertible subordinated notes payable	300,000	295,000	102,990
Capital lease and other obligations, long-term	4,687	2,303	2,303

Total liabilities	383,857	361,499	166,726

Commitments and contingencies
Minority interest in consolidated subsidiary	649	—	—

Shareholders’ Equity (Deficit)	66,349	(54,132)	84,533

Total liabilities and shareholders’ equity (deficit)	$450,855	$307,367	$251,259